EXHIBIT 99.1

                 American Tower Contact: Joseph L. Winn, Chief Financial Officer
                                 or Emily Farina, Director of Investor Relations
                                                       Telephone: (617) 375-7500

                                  OmniAmerica Contact: Mark Semer or Roy Winnick
                                                               Kekst and Company
                                                       Telephone: (212) 521-4800

                AMERICAN TOWER CORPORATION AND OMNIAMERICA, INC.
                                    TO MERGE

Boston, Massachusetts and Albuquerque, New Mexico - November 16, 1998 - American Tower Corporation (NYSE: AMT) and OmniAmerica, Inc. (NASDAQ: XMIT) today announced that they have entered into a definitive agreement to merge in a stock-for-stock transaction.

Under the terms of the agreement, which has been approved by the boards of directors of both companies, OmniAmerica shareholders will receive 1.1 shares of American Tower Class A Common Stock for each OmniAmerica share. In the aggregate, American Tower will exchange approximately 17.7 million shares of its stock for the approximately 16.1 million fully diluted OmniAmerica shares outstanding, plus it will assume OmniAmerica's debt.

The combined American Tower/OmniAmerica will be a leader in the fast-growing tower industry with a national portfolio of tower assets and significant capabilities in the areas of site acquisition, construction and development, leasing, and operations management. The company will have approximately 3,044 towers under ownership or management, with another 840 in the development or construction stages (giving effect to this transaction and American Tower's acquisition of TeleCom Towers, which was also announced today).

Steve Dodge, Chairman of American Tower, said of the merger, "Once Carl Hirsch and I began a dialogue, the merits of this merger quickly became apparent to both of us. Our company's site acquisition and zoning skills will now be combined with OmniAmerica's unparalleled construction skills. We have strong tower development momentum in the East, OmniAmerica in the West. Both companies have a commitment to tall towers, and both have strong balance sheets. Most importantly, this merger positions American Tower to provide a more complete range of services to its customers. We look forward to working with the fine people at OmniAmerica and to our association with Carl and with Hicks, Muse, Tate & Furst."

Carl E. Hirsch, President and Chief Executive Officer of OmniAmerica, said, "Throughout OmniAmerica's existence, our primary objective has been to deliver value to our shareholders and our customers. By joining forces with American Tower, we are taking a significant step towards achieving that goal. OmniAmerica has built a dedicated

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

team of experienced professionals whose skill sets complement those of the outstanding American Tower team. It is an honor to work with Steve Dodge and that team as we seek to position the combined company to serve the tower needs of its nationwide client base of wireless carriers and broadcasters."

Completion of the transaction, which is expected to occur in the first quarter of 1999, is subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Act, as well as customary closing conditions.

Once the transaction is completed, Jack D. Furst, Chairman of OmniAmerica and a Partner of Hicks, Muse, Tate & Furst, OmniAmerica's largest shareholder, will join the American Tower Board of Directors.

Credit Suisse First Boston acted as financial advisor to American Tower Corporation in this transaction, and BT Wolfensohn acted as financial advisor to OmniAmerica, Inc.

OmniAmerica, Inc. owns, manages and develops multi-use telecommunications sites for radio and television broadcasting, paging, cellular, PCS and other wireless technologies. It currently owns 246 towers (giving effect to announced transactions) and is currently developing or has agreed to build approximately 470 more sites for specific tenants. The company offers nationwide, turn-key tower construction and installation services through its Specialty Constructors subsidiary, "tall tower" fabrication and construction through its ownership interest in Kline Towers, and its Microwave Tower Services subsidiary manufactures tower-related components.

Boston-based American Tower Corporation is a leading independent owner and operator of broadcast and wireless communications sites in the United States and currently operates in 44 states and the District of Columbia. With respect to the announcements today of the OmniAmerica and TeleCom Towers transactions, Steve Dodge remarked, "Together these mergers create a more vibrant company with an improved asset mix, a denser national footprint, and a greatly enhanced ability to be responsive to the needs of our customers. Further, the stock-oriented nature of these transactions preserves the balance sheet strength of American Tower. We look forward to completing both mergers."

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involved a number of risks and uncertainties. The companies wish to caution readers that certain factors may have affected the companies' actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the companies. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the companies' tower constructions program, and (iv) the successful integration of the businesses of the two companies. The companies undertake no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.
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